Exhibit 10.1
CONSULTING AGREEMENT
     This Consulting Agreement (this “Agreement”), entered into this 27th day of April, 2007, effective as of March 7, 2007 (the “Effective Date”), is made by and between Novavax, a Delaware corporation (the “Company”), and John Lambert (the “Consultant”).
RECITALS
     A. The Company is a biopharmaceutical company focused on developing novel vaccines and is located in Rockville, Maryland.
     B. Consultant has extensive experience as an executive and as a director for several vaccine-related companies and has served as a consultant to the Company over the past several months.
     C. After several months of discussions between the Company and Consultant regarding a director position and a broader and longer term consulting relationship, the Company and Consultant wish to continue the consulting arrangement under revised terms and agree to enter into this Consulting Agreement and, on March 7, 2007, the Board of Directors of the Company have elected Consultant Executive Chairman of the Board of Directors.
     NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
AGREEMENT
     1. Term. Unless otherwise terminated or extended as set forth in this Agreement, the term of this Agreement will commence on the Effective Date and expire on March 8, 2010 (the “Term”). Either Consultant or the Company may terminate this Agreement at any time, and for any reason or no reason, with or without cause, upon thirty (30) days notice.
     2. Consulting Services. Pursuant to the terms and conditions of this Agreement, the Company hereby engages the Consultant, and the Consultant hereby accepts such engagement, to perform the consulting services set forth on Exhibit A attached hereto (the “Services”) during the Term. Consultant shall devote approximately one third of his business time to the performance of his duties with the Company, including spending a reasonable amount of time at the Company’s offices.
     3. Fees and Expenses.
          (a) In consideration of the Consultant performing the Services hereunder; the Company shall pay the Consultant an annual fee of $220,000 (the “Fees”) payable monthly with the first payment to be made on April 30, 2007 covering the period from the Effective Date through and including April 30.

          (b) The Company shall reimburse the Consultant for his reasonable out-of-pocket expenses incurred in connection with the performance of the Services hereunder, including travel and telephone. All such reimbursement will be provided in accordance with the Company’s expense reimbursement policies in effect from time to time during the Term.
          (c) If this Agreement is terminated for any reason before the expiration of the Term, then the Company shall pay Consultant a prorated portion of the Fees through the effective date of termination and shall have no other payment obligation or other liability under this Agreement or otherwise, unless otherwise required by law or as expressly provided in Section 4 or in a separate agreement.
     4. Change in Control.
          (a) If, in the event of a Change in Control, this Agreement is terminated as a result of an Involuntary Termination without Cause for a reason other than Consultant’s death or Disability, or as a result of a Constructive Termination, which in either case occurs: (x) during the period not to exceed eighteen (18) months after the effective date of a Change in Control, or (y) before the effective date of a Change in Control, but after the first date on which the Board and/or senior management of the Company has entered into formal negotiations with a potential acquiror that results in the consummation of a Change in Control (provided, however, that in no event shall a termination of this Agreement occurring more than one (1) year before the effective date of a Change in Control be covered by this Agreement), Consultant shall receive a single cash payment in the amount of $375,000.
          (b) In order to be eligible to receive the lump sum payment under this Section 4, Consultant must execute a general waiver and release of all legal claims against the Company and its Affiliates.
          (c) Definitions.
               (1) “Change in Control” means (i) a sale, lease, license or other disposition of all or substantially all of the assets of the Company, (ii) a consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the shareholders of the Company immediately prior to such consolidation, merger or reorganization, own less that fifty percent (50%) of the outstanding voting power of the surviving entity and its parent following the consolidation, merger or reorganization, or (iii) any transaction or series of related transactions involving a person or entity, or a group of affiliated persons or entities (but excluding any employee benefit plan or related trust sponsored or maintained by the Company or an Affiliate) in which such persons or entities that were not shareholders of the Company immediately prior to their acquisition of Company securities as part of such transaction become the owners, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction and other than as part of a private financing transaction by the Company, or (iv) a Change in the Incumbent Board. For purposes of this Plan, a Change in the Incumbent Board shall occur if the existing members of the Board on the date of this Agreement (the “Incumbent Board”) cease to constitute at least a majority of the members of the Board, provided, however, that any new Board member shall be considered a member of the Incumbent Board for this purpose if the appointment or election (or nomination for such election) of the new Board member was approved or recommended by a majority vote of the members of the Incumbent Board who are then still in office.
               (2) “Cause” means (i) conviction of, a guilty plea with respect to, or a plea of nolo contendere to a charge that the Consultant has committed a felony under the laws of the United States, the United Kingdom or of any state or a crime involving moral turpitude, including, but not limited to, fraud, theft, embezzlement or any crime that results in or is intended to result in personal enrichment at the expense of the Company; (ii) material breach of any agreement entered into between the Consultant and the Company that impairs the Company’s interest therein; (iii) willful misconduct, significant failure to perform the Services, or gross neglect by the Consultant in connection with the Services; or (iv) engagement in any activity that constitutes a material conflict of interest with the Company.
               (3) “Constructive Termination” means a termination initiated by Consultant because any of the following events or conditions have occurred:
                    a. A material reduction or change in the Consultant’s services or responsibilities or an obligation to report to any person or body other than the Board of Directors of the Company which represents an adverse change from the Consultant’s services or responsibilities as in effect immediately preceding the effective date of a Change in Control; the assignment to the Consultant of any obligations which are inconsistent with the Consultant’s services or responsibilities as in effect immediately preceding the effective date of a Change in Control; except in connection with the termination of this Agreement for Cause or the termination of this Agreement because of Consultant’s Disability or death, or except as the result of a voluntary termination by the Consultant other than as a result of a Constructive Termination;
                    b. any material breach by the Company of any provision of this Agreement;
                    c. the failure of the Company to obtain an agreement, satisfactory to the Consultant, from any successors and assigns to assume and agree to perform the obligations created under this Agreement as a result of a Change in Control.
               (4) “Disability” means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Internal Revenue Code.
               (5) “Involuntary Termination without Cause” means the termination of this Agreement before its expiration which is initiated by the Company for a reason other than Cause.
     5. Relationship of the Parties.
          (a) The relationship of the Consultant to the Company hereunder is that of independent contractor. Nothing herein shall be deemed to create any partnership, association or joint venture between the parties. Consultant shall not be construed for any purpose to be an employee subject to the control and direction of the Company or any of its affiliates.
          (b) Consultant shall not be entitled to any of the benefits, coverages or privileges, including, without limitation, social security, unemployment, medical or pension payments, made available to employees of the Company or any of its affiliates.
          (c) The Consultant shall have sole responsibility for the proper reporting and payment of any and all United States and/or United Kingdom federal, state and/or local taxes due on payments made to the Consultant by the Company hereunder. The Consultant agrees to provide the Company, upon request, with written proof demonstrating proper reporting and payment of all applicable taxes.
          (d) The Company shall have the right to withhold all Federal, state, or other taxes from amounts paid to Consultant under any provision of this Agreement as shall be required to be withheld by the Company pursuant to any statute or other governmental regulation or ruling. The Company may make any arrangements that it deems appropriate to effect such withholding that are permitted by applicable law.
          (e) Notwithstanding Consultant’s obligations and the Company’s rights under 5(c) and 5(d) above, Consultant shall reimburse the Company for any tax and interest paid to the Internal Revenue Service or similar taxing authority by the Company on behalf of Consultant to satisfy Consultant’s tax obligations if not previously withheld.
     6. Confidentiality. The Consultant shall not, during the Term or for five (5) years after the Term, disclose to any person the terms or contents of this Agreement or any proprietary, confidential and nonpublic information of the Company, including business and financial information, strategic plans and business process, and any plan, method, data, know-how, research, information, procedure, development, invention, improvement, modification, discovery, design, process, work of authorship, documentation, formula, technique, trade secret or intellectual property right whatsoever or any interest therein whether patentable or non-patentable, patents and applications therefor, trademarks and applications therefor or copyrights and applications therefor, any information provided to the Consultant by the Company with respect to the Consultant’s performance of the Services (collectively, “Information”) disclosed or furnished to the Consultant in any format, including on paper, electronically, visually or verbally. All such Information shall remain the property of the Company. All such Information shall be kept confidential by the Consultant and may be used only in its performance under this Agreement, unless the Information was previously known to the Consultant without any obligation of confidentiality or is made public by the Company, or becomes public knowledge through no fault of the Consultant. When in tangible form, the Information shall be returned by the Consultant to the Company upon request by the Company.
     7. Property Rights. All work produced hereunder, including, without limitation, all inventions, ideas, creations, designs, discoveries, developments, techniques, expressions, improvements, computer programs, specifications, operating instructions and all other documentation, data or other work product related to the Services provided by the Consultant under this Agreement (whether patentable or subject to copyright, or not), which are first conceived, made or otherwise originated or acquired or first actually constructively reduced to practice during the Term or within six (6) months following the expiration or termination of the Term, whether preliminary or final, and on whatever media rendered (collectively, the “Work Product”), shall be deemed work made for hire and made in the course of services rendered for the Company and shall be the sole and exclusive property of the Company. The Company shall have the sole, absolute and unlimited right throughout the world to protect by patent or copyright, and to make, have made, use, reconstruct, repair, modify reproduce, publish, distribute and sell the Work Product, in whole or in part, or combine the Work Product with other matter, or not use the Work Product at all, as it sees fit. To the extent that title to the Work Product may not be considered work for hire, the Consultant irrevocably agrees to transfer and assign to the Company in perpetuity all worldwide right, title and interest in and to the patent rights, copyrights, trade secrets and other proprietary rights (including, without limitation, applications for registrations thereof) in, and ownership of, the Work Product that the Consultant may have, as and when such rights arise. The Consultant further agrees that it will execute, and will cause its applicable employees to execute, all documents necessary to enable the Company to protect and record its ownership of the Work Product.
     8. Competitors. The Company recognizes that Consultant shall devote less than all of his business time to the performance of his duties with the Company. The Company also recognizes that Consultant currently has pre-existing affiliations with other companies, including companies in the vaccine industry, including Acambis PLC, Cambridge Biostability Ltd., J.G. Solutions Ltd. and Farmaprojects SA. Consultant agrees that he will consult with the Chairman of the Nominating and Corporate Governance Committee before accepting a director, consulting or employment arrangement with any of the Company’s competitors in the vaccine industry.
     9. Authority to Contract. The Company represents and warrants to Consultant that the execution and delivery of this Agreement and the performance of the provisions hereof have been duly authorized by all necessary action on its part, that this Agreement has been duly and validly executed and delivered by it, that this Agreement constitutes a valid and legally binding agreement enforceable against it in accordance with its terms. Consultant represents and warrants to the Company that this Agreement has been duly and validly executed and delivered by him, that this Agreement constitutes a valid and legally binding agreement enforceable against him in accordance with its terms, and that neither the execution and delivery of this Agreement nor the performance of the provisions hereof constitute or will constitute a violation of any contract, or other agreement or relationship to which he is a party or by which he is bound.
     10. Entire Agreement. This Agreement supersedes all prior oral or written negotiations, understandings or agreements between the parties with respect to the subject matter hereof. Except as otherwise set forth herein there are no agreements, understandings, commitments, representations, or warranties with respect to the subject matter hereof. This Agreement and the terms, covenants and conditions set forth herein shall inure to the benefit of and will be binding on the parties hereto and their respective successors in interest and permitted assigns.
     11. Assignment. Consultant shall not assign or subcontract his rights or obligations under this Agreement.

     12. Amendment. This Agreement may not be amended, modified, waived or canceled except by a writing signed by each party hereto.
     13. Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. This Agreement may be executed with the signatures to be transmitted by facsimile. A facsimile signature shall be treated for all purposes as an original signature.
14. Equitable Relief.
          (a) In the event that any provision of Section 6 or 8 shall be declared by a court of competent jurisdiction to exceed the maximum time period or areas such court deems reasonable and enforceable, said time period and/or areas of restriction shall be deemed to become and thereafter be the maximum time period and/or areas which such court deems reasonable and enforceable.
          (b) Consultant recognizes and agrees that the Company’s remedy at law for any breach of the provisions of Sections 6, 7 or 8 hereof would be inadequate, and he agrees that for breach of such provisions, the Company shall, in addition to such other remedies as may be available to it at law or in equity or as provided in this Agreement, be entitled to injunctive relief and to enforce its rights by an action for specific performance.
     15. No Waiver. No consent or waiver, express or implied, by either party hereto of any term or provision of this Agreement, or of any breach or default by the other party in the performance of its obligations hereunder shall be valid unless in writing, and no such consent or waiver shall be deemed or construed to be the consent or waiver by such party of any other term or provision of this Agreement, or of any other breach or default by the other party in the performance of its obligations hereunder. Failure on the part of either party to object to any act or failure to act of the other party or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder.
     16. Headings. The headings of the Sections of this Agreement are inserted for convenience of reference only and shall not in any manner affect the construction or meaning of anything herein contained or govern the rights or liabilities of the parties hereto.
     17. Notices. All notices and other communications required or permitted under this Agreement shall be in writing and hand delivered, sent by an internationally recognized express courier service or by facsimile to the recipient party’s address set forth below, or at such other address as either party shall provide to the other party. Such notices and other communications shall be effective upon receipt if hand delivered, three (3) days after sending if sent by overnight courier and the date of delivery if sent by facsimile and a confirmation is received.

If to the Company:	Novavax, Inc. 9220 Belward Campus Drive Rockville, MD 20850 Attention: Chief Executive Officer Facsimile:

If to the Consultant:	John Lambert Box Cottage, Church Lane Great Kimble, Aylesbury Bucks HP17 9th, UK Facsimile: 01844 344496
     18. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Maryland without regard to its conflict of laws principles.
[Signatures on the Following Page]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dated first above written.

NOVAVAX, INC.

By:	/s/ Gary C. Evans	/s/ John Lambert

Name: Gary C. Evans		John Lambert
Title: Director

EXHIBIT A
CONSULTING SERVICES
Consultant shall be responsible to and shall report to the board of directors of the Company. Consultant shall work closely with senior management of the Company. Consultant shall provide advice and input into material agreements to be entered into or amended by the Company, for example agreements related to the acquisition of intellectual property, strategic alliances or corporate collaborations, the license of intellectual property to third parties, and other material acquisitions or dispositions. Consultant shall work with the senior management of the Company on significant matters related to clinical development of its products, including manufacturing issues, FDA approval strategy and commercialization strategy. Consultant shall also have such additional or more specific duties and responsibilities as may be reasonably assigned by the board of directors of the Company and agreed to by Consultant.